Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2015 First Quarter Results

Raises e-Commerce Sales Contribution Target;

Adjusts Fiscal 2015 Earnings Per Share Guidance

FORT WORTH, Texas--(BUSINESS WIRE)--June 19, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended May 31, 2014.

“We achieved company comparable sales growth of 6.3% in the first quarter, reflecting strong traffic to the Pier 1 Imports brand,” stated Alex W. Smith, President and Chief Executive Officer. “We are pleased to see increasing strength in e-Commerce, which exceeded our plans and reached 9% of sales for the quarter. At the same time, our stores continue to serve as an important and productive gateway to Pier1.com, with approximately one-quarter of our online transactions originating at the store and one-third of orders placed at home being picked up in-store. Given the momentum we are experiencing, we now anticipate that sales through Pier1.com will exceed $200 million in fiscal 2015. Nevertheless, the retail environment remains highly promotional and is pressuring gross profit in the near-term. As a result, we are adjusting our full-year earnings forecast accordingly.”

“Our expanded spring and outdoor assortments resonated with customers and were buoyed by a strong marketing message. Our talented merchants continue to curate exceptional merchandise which, combined with our ‘1 Pier 1’ strategy, creates an engaging shopping experience. We believe this is an exciting time to be a retailer – we’re seeing a profound shift in the shopping behavior of our customers. Our timely transformation from a brick-and-mortar retailer to one with full omni-channel capabilities has us well positioned to seize upon this change and drive brand growth.”

First Quarter Fiscal 2015 Results

For the first quarter ended May 31, 2014, the Company reported net income of $15.1 million, or $0.16 per share, compared to last year’s first quarter net income of $20.3 million, or $0.19 per share. Total sales for the first quarter were $419.1 million, a 6.1% increase versus $394.9 million in the year-ago quarter. Company comparable sales increased 6.3% during the first quarter, attributable to increases in total brand traffic, conversion and higher average ticket.

Gross profit for the quarter was $167.7 million, approximately flat compared to gross profit of $167.6 million for the same period last year. As a percentage of sales, gross profit in the first quarter of fiscal 2015 was 40.0%, compared to 42.4% in the year-ago period.

First quarter selling, general and administrative expenses leveraged slightly to $131.5 million, or 31.4% of sales, compared to $125.5 million, or 31.8% of sales in the first quarter of last year.

First quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $36.4 million compared to $42.3 million in the first quarter of last year. Operating income for the first quarter was $25.8 million compared to $33.2 million in the first quarter of fiscal 2014.

Net interest expense for the first quarter was $1.7 million, compared to $0.4 million during the same period last year. The increase is primarily attributable to the Company’s new $200 million senior secured term loan, which closed in the first quarter.

Balance Sheet and Share Repurchase Program

As of May 31, 2014, the Company remained in strong financial condition with $220.6 million of cash and cash equivalents. The Company had $200 million outstanding under its senior secured term loan, and no cash borrowings under its $350 million asset-based revolving credit facility. Inventory totaled $417.6 million, an increase of 9.0% compared to $383.3 million in the year-ago period, which was in line with management’s expectations. Capital expenditures totaled $15.3 million for the quarter and were primarily used for new store openings, existing store improvements and infrastructure and technology development, including work on the Company’s new e-Commerce fulfillment center in Columbus, Ohio and enhancements to the Company’s e-Commerce platform.

The Company repurchased 5,701,812 shares of its common stock during the first quarter at an average cost of $18.84 per share and a total cost of approximately $107.4 million. Of this amount, 630,000 shares were purchased at an average cost of $17.92 per share and a total cost of $11.3 million under the new $200 million share repurchase authorization announced in April 2014. Subsequent to the end of the first quarter, the Company repurchased an additional 390,000 shares of its common stock at an average cost of $17.55 per share and a total cost of approximately $6.8 million. To date the Company has repurchased 1,020,000 shares of common stock under the April 2014 $200 million share repurchase program at a total cost of approximately $18.1 million and $181.9 million remains available for future repurchases under the program. As of June 18, 2014, approximately 93.5 million shares of the Company’s common stock were outstanding.

Fiscal 2015 Financial Guidance

The Company provided the following updated financial guidance for fiscal year 2015:

  Company comparable sales growth, which includes e-Commerce, in the high-single digits;
  Selling, general and administrative expenses relatively flat as a percentage of sales compared to fiscal 2014;
  EBITDA growth in the range of 9% to 14%, compared to previous guidance for growth of 11% to 17%;
  Interest expense of approximately $11 million;
  Earnings per share in the range of $1.14 to $1.22, utilizing a fully diluted share count of 95 million shares, representing year-over-year growth of 13% to 21%. This compares to previous guidance of $1.16 to $1.24 utilizing a fully diluted share count of 96 million.

Updated Growth Targets

In response to the early success of its ‘1 Pier 1’ omni-channel strategy, the Company also announced that it now expects to achieve e-Commerce sales of at least $200 million in fiscal 2015, and e-Commerce sales of at least $400 million in fiscal 2016. This compares to previous expectations for e-Commerce sales to represent 10% of total sales by the end of fiscal 2016. The Company reiterated its previously stated goals for sales per retail square foot of $225 and operating margins of approximately 11% to 11.5% by the end of fiscal 2016.

First Quarter Results Conference Call and Annual Meeting of Shareholders Information

The Company will host a live conference call to discuss fiscal 2015 first quarter financial results at 10:00 a.m. Central Time today, June 19, 2014. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800- 498-7872, or if international, 1-706-643-0435. The conference ID number is 51384062.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406. The conference ID number is 51384062.

The Company will host its annual meeting of shareholders on Friday, June 20, 2014 at 10:00 a.m. Central Time. The meeting will be held on the Mezzanine Level, Conference Center Room C, Pier 1 Imports, Inc. Headquarters, 100 Pier 1 Place, Fort Worth, Texas 76102.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references a non-GAAP financial measure, EBITDA.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance. A reconciliation of net income to EBITDA is shown below for the periods indicated (in millions).

	Three Months Ended

	May 31, 2014	June 1, 2013

Net Income (GAAP)	$15.1	$20.3
Add Back: Income Tax Provision	9.0	12.5
Interest Expense, net	1.9	0.6
Depreciation and Amortization	10.4	8.9
EBITDA (non-GAAP)	$36.4	$42.3

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking projections or statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K, and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking projections or statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	May 31,	% of	June 1,	% of
	2014	Sales	2013	Sales

Net sales	$419,059	100.0%	$394,853	100.0%

Cost of sales	251,345	60.0%	227,256	57.6%

Gross Profit	167,714	40.0%	167,597	42.4%

Selling, general and administrative expenses	131,466	31.4%	125,470	31.8%
Depreciation and amortization	10,418	2.4%	8,912	2.2%

Operating income	25,830	6.2%	33,215	8.4%

Nonoperating (income) and expenses:
Interest, investment income and other	(275)		(352)
Interest expense	2,001		749
	1,726	0.4%	397	0.1%

Income before income taxes	24,104	5.8%	32,818	8.3%
Income tax provision	9,049	2.2%	12,471	3.1%

Net income	$15,055	3.6%	$20,347	5.2%

Earnings per share:
Basic	$0.16		$0.19

Diluted	$0.16		$0.19

Dividends declared per share:	$0.06		$0.05

Average shares outstanding during period:
Basic	94,656		105,989

Diluted	95,925		107,790

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	May 31,	March 1,	June 1,
	2014	2014	2013
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $185,245, $121,446 and $202,316, respectively	$220,607	$126,695	$241,898
Accounts receivable, net	21,824	24,614	20,418
Inventories	417,643	377,650	383,321
Prepaid expenses and other current assets	51,519	47,547	50,453
Total current assets	711,593	576,506	696,090

Properties, net	187,804	183,352	154,026
Other noncurrent assets	46,276	43,765	45,830
	$945,673	$803,623	$895,946

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$133,476	$84,238	$108,977
Gift cards and other deferred revenue	60,553	57,428	53,206
Accrued income taxes payable	7,013	14,025	17,963
Current portion of long-term debt	1,500	-	-
Other accrued liabilities	103,420	110,278	97,353
Total current liabilities	305,962	265,969	277,499

Long-term debt	206,026	9,500	9,500
Other noncurrent liabilities	78,541	78,722	64,870

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	223,704	235,637	223,666
Retained earnings	669,551	660,040	589,280
Cumulative other comprehensive loss	(4,833)	(6,114)	(4,813)
Less 31,360,000, 26,517,000 and 18,174,000
common shares in treasury, at cost, respectively	(533,403)	(440,256)	(264,181)
	355,144	449,432	544,077
	$945,673	$803,623	$895,946

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	May 31,	June 1,
	2014	2013

Cash flow from operating activities:
Net income	$15,055	$20,347
Adjustments to reconcile to net cash provided by
operating activities:
Depreciation and amortization	12,031	10,679
Stock-based compensation expense	3,232	4,054
Deferred compensation	1,467	2,237
Deferred income taxes	2,748	1,987
Amortization of deferred gains	(893)	(729)
Other	227	(1,358)
Changes in cash from:
Inventories	(39,993)	(27,268)
Proprietary credit card receivables	(264)	(888)
Prepaid expenses and other assets	(3,924)	(19)
Accounts payable and accrued expenses	44,824	37,282
Accrued income taxes payable, net of payments	(7,377)	(7,286)
Net cash provided by operating activities	27,133	39,038

Cash flow from investing activities:
Capital expenditures	(15,325)	(14,070)
Proceeds from disposition of properties	33	2,542
Proceeds from sale of restricted investments	494	356
Purchase of restricted investments	(823)	(1,551)
Net cash used in investing activities	(15,621)	(12,723)

Cash flow from financing activities:
Cash dividends	(5,544)	(5,273)
Purchases of treasury stock	(105,796)	(16,992)
Stock options exercised,
stock purchase plan and other, net	(915)	6,317
Issuance of long-term debt, net of discount	198,000	-
Debt issuance costs	(3,345)	(25)
Net cash provided by (used in) financing activities	82,400	(15,973)

Change in cash and cash equivalents	93,912	10,342

Cash and cash equivalents at beginning of period	126,695	231,556

Cash and cash equivalents at end of period	$220,607	$241,898

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400